UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 26, 2023, Alkermes plc (the “Company”) issued a press release that included a letter to shareholders from independent directors of the Company in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the press release can be found below:

Recently-Appointed Independent Directors of Alkermes Issue Open Letter to Shareholders

Recommend Shareholders Vote “For” Alkermes’ Seven Director Nominees On Company’s White Proxy Card

DUBLIN, June 26, 2023 – Today, seven of the recently-appointed independent directors of the Board of Directors (the Board) of Alkermes plc (Nasdaq: ALKS) (the Company) issued an open letter to the Company’s shareholders in connection with the Company’s upcoming 2023 Annual General Meeting of Shareholders, which is scheduled to be held on June 29, 2023.

The Board recommends that shareholders vote ‘FOR’ Emily Peterson Alva, Shane M. Cooke, Richard B. Gaynor, M.D., Cato T. Laurencin, M.D., Ph.D., Brian P. McKeon, Richard F. Pops and Christopher I. Wright, M.D., Ph.D. using the WHITE proxy card.

The full text of the letter to shareholders follows:

A Letter from the Independent Directors of Alkermes Appointed Since 2019

Dear Alkermes Shareholder,

We are the seven newest directors of Alkermes plc (the “Company” or “Alkermes”), who have joined the Board of Directors (the “Board”) since it commenced its refreshment efforts in 2019. Four of us were appointed by, or with the public support of, other shareholders who have sought change at the Company. We represent a large majority on the Board – 70% of all independent directors – and we hold significant and influential roles across the Board’s Audit and Risk, Compensation, Financial Operating and Nominating and Corporate Governance committees. We are truly independent – none of us had any previous relationship or connection with CEO Richard Pops prior to joining the Board. We represent the interests of all shareholders.

As with all biopharmaceutical company boards, to achieve success we must navigate the many complexities and inherent risks in the business of drug development and commercialization, including those unique to the disease states in which Alkermes operates. To that end, we are actively engaged in all areas of the business, including the evaluation of strategic opportunities, R&D and commercial capital allocation decisions, corporate governance enhancements, cost structure oversight, and operational efficiency improvements. We have worked closely with our fellow directors and management on designing, and overseeing the execution of, the Company’s Value Enhancement Plan, which was announced in December 2020, and formulating and overseeing execution of the Company’s key strategic priorities. We approach this work with an openness to explore new and innovative avenues to unlock the value of the Company’s assets.

We and our fellow directors regularly engage in robust debate and difficult conversations, both amongst ourselves and with management, to ensure that we carefully consider all aspects of Alkermes’ strategic plan and implement changes that we believe best position the Company for long-term value creation. One important example and outcome of this ongoing process is management’s implementation, with strong Board support and encouragement, of a rigorous R&D development framework with clearly defined stage-gates and success criteria to prioritize and allocate capital to those R&D programs that we believe have the highest potential ROI. The professionalism, humility and openness of the entire Board and management team to be active participants in this important work, and to drive meaningful change at Alkermes, has been apparent and effective.

The results of our efforts to date are evident: Since we announced our Value Enhancement Plan, Alkermes’ share price has increased by 49%, and the Company has outperformed its peers1 by 61%, the XBI biotech index by 83% and the NBI biotech index by 56%2. Alkermes’ total shareholder return has also outperformed its peers and the XBI and NBI over various other timeframes, including on a very recent 1-year trailing basis. The Company’s enterprise value to a next twelve-month revenue multiple has increased by approximately 51% from 2.5x to 3.8x.

We continue to realize tangible results from our plan. Over the past few months alone, we delivered strong financial results and demonstrated the significant operating leverage engineered into our business, secured a favorable outcome in the Company’s arbitration with Johnson & Johnson affiliate Janssen, substantially increased our financial expectations as a result, and made significant progress in the execution of the planned separation of our oncology business. We are gratified by the recognition of our strong performance and the strength of our current Board by the two leading independent proxy advisory service firms in recent weeks.

However, our work is far from done. We have strong momentum and continue to believe that Alkermes has great potential. We remain focused on the key strategic priorities that we believe will drive significant value for all shareholders, including:

▪
Driving the continued successful launch of LYBALVI®, which is on track for 100% year-over-year growth in 20233;
▪
Advancing our development pipeline, including generating proof-of-concept data for our orexin 2 receptor agonist by year end;
▪
Separating the oncology business in a way that unlocks significant value for shareholders; and
▪
Achieving or exceeding the Company’s financial expectations and profitability targets by driving topline growth, rigorously managing expenses, and maximizing the significant operating leverage in our commercial infrastructure.

We regularly evaluate the Company’s strategic priorities and do not hesitate to make changes when warranted.

We understand the critical skills and diverse expertise and perspective that the Board needs to achieve our goals. Our Nominating and Corporate Governance Committee, on which each of the Sarissa Capital Management LP (“Sarissa”) and Elliott Management designees serve, thoughtfully considered these needs as it evaluated all director nominees, including those of Sarissa, for this year’s Annual General Meeting of Shareholders (“Annual Meeting”). As part of this process, we, and many other independent directors of the Board, engaged directly and repeatedly with the Sarissa nominees, including through an interview with each nominee.

The Board has nominated seven director nominees for re-election to the Board at the Annual Meeting: Emily Peterson Alva, Shane M. Cooke, Richard B. Gaynor, M.D., Cato T. Laurencin, M.D., Ph.D., Brian P. McKeon, Richard F. Pops and Christopher I. Wright, M.D., Ph.D. The Board recommends that shareholders vote ‘FOR’ all seven of the Board’s director nominees using the Company’s WHITE proxy card.

In this context, we strongly disagree with the ISS recommendation that shareholders vote against Dr. Gaynor. Not electing Dr. Gaynor would be contrary to the best interests of shareholders, as it would cause us to lose key drug development and operational expertise important to the successful execution of our strategy. Dr. Gaynor is a seasoned R&D public company executive with global industry and biopharmaceutical experience across multiple therapeutic disciplines, whose insights and expertise are invaluable to our Board and directly relevant to the Company’s long-term strategic focus. As recently appointed independent directors and fellow shareholders, we are unanimous in our recommendation that shareholders vote “FOR” Dr. Gaynor.

We take very seriously our oversight responsibilities and continue to hold ourselves, each other, and management accountable to do what is in the best interest of all shareholders.

We thank you for your continued support of Alkermes.

Sincerely,

Emily Peterson Alva

David A. Daglio

Richard B. Gaynor, M.D.

Cato T. Laurencin, M.D., Ph.D.

Brian P. McKeon

Andy Wilson

Christopher I. Wright, M.D., Ph.D.

SHAREHOLDER VOTING INFORMATION

There are three easy ways to vote:

BY INTERNET	BY TELEPHONE	BY MAIL
Visit the website shown on the Company’s WHITE proxy card	Dial the toll-free number shown on the Company’s WHITE proxy card (available 24/7)	Mark, date, sign and return the Company’s WHITE proxy card in the postage-paid envelope provided

If you inadvertently voted using Sarissa’s blue proxy card, you can change your vote by voting again using the Company’s WHITE proxy card. Alkermes urges you to discard any blue proxy card and other proxy materials you may receive from Sarissa and to only vote using the Company’s WHITE proxy card.

If you have any questions about how to vote your shares, or need assistance in voting, please contact the firm assisting Alkermes with the solicitation of proxies for the Annual Meeting:

Innisfree M&A Incorporated

Toll-Free at (877) 750-8334 (toll-free for those calling from the U.S. and Canada) or

+1 (412) 232-3651 (for those calling from outside the U.S. and Canada)

To access the Company’s definitive proxy statement and other important information and resources related to the Annual Meeting, and to learn more about Alkermes’ Board, business strategy, and strong recent performance, please visit www.AlkermesValue.com.

ABOUT ALKERMES PLC

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The Company has a portfolio of proprietary commercial products focused on alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for neurological disorders and cancer. Headquartered in Dublin, Ireland, Alkermes has a research and development (R&D) center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

FORWARD-LOOKING STATEMENTS

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the Company’s expectations concerning its future financial and operating performance, business plans or prospects, including its ability to execute on its strategy, create and deliver growth and shareholder value and achieve profitability; expectations and timelines related to the Company’s development and commercial activities and prospects; the anticipated benefits of the planned separation of the Company’s oncology business; and the therapeutic and commercial potential of the Company’s products. The Company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including that the Company may not ultimately separate its oncology business during 2023 or at all; the Company may not successfully execute its strategic priorities or be able to achieve long-term profitability or its profitability targets in a timely manner or at all; planned clinical development activities may not be completed on time or at all; the results of the Company’s development activities may not be positive, or predictive of final results from such activities, results of future development activities or real-world results; the U.S. Food and Drug Administration (FDA) or regulatory authorities outside the U.S. may not agree with the Company’s regulatory approval strategies or components of the Company’s marketing applications; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the Company’s products; the Company and its licensees may not be able to continue to successfully commercialize their products or support revenue growth from such products; the Company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and in subsequent filings made by the Company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company has filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND THE ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the Company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Contacts:

For Investors: Sandy Coombs, +1 781 609 6377

For Media: Katie Joyce, +1 781 249 8927

Or

FGS Global

Chris Kittredge / Zachary Tramonti

alkermes@fgsglobal.com

1 Peers include: Acadia Pharmaceuticals Inc., Alnylam Pharmaceuticals, Inc., Blueprint Medicines Corporation, Emergent BioSolutions Inc., Exelixis, Inc., Incyte Corporation, Ionis Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., Jazz Pharmaceuticals plc, Neurocrine Biosciences, Inc., PTC Therapeutics, Inc., Sage Therapeutics, Inc., Sarepta Therapeutics, Inc., Ultragenyx Pharmaceutical Inc., United Therapeutics Corporation.

2 Share prices from 12/9/2020, the last trading day before Alkermes announced its Value Enhancement Plan, through 2/3/2023, the last trading day prior to Sarissa’s Schedule 13D/A disclosing its notice of director nominations.

3 Reflects midpoint of financial expectations provided on June 6, 2023, which are effective only as of such date. The Company expressly disclaims any obligations to update or reaffirm these financial expectations.